AMENDMENT NO. 5 TO THE
                              ADMINISTRATION AGREEMENT


     This Amendment No. 5 dated as of January 28, 1998, is entered into by ENDEAVOR INVESTMENT ADVISERS (the "Company") and FIRST DATA INVESTOR SERVICES GROUP, INC. ("Investor Services Group").

     WHEREAS, the Company and The Boston Company Advisors, Inc. entered into an Administration Agreement dated as of March 28, 1991 which agreement was assigned to Investor Services Group on April 24, 1994;

     WHEREAS, the Company and Investor Services Group wish to amend the Agreement to revise certain schedules;

     NOW, THEREFORE, the parties hereto, intending to be legally bound hereby, hereby agree as follows:

     I. Schedule A to the Agreement is hereby deleted in full and replaced with the attached Schedule A.

     II. Schedule B to the Agreement is hereby deleted in full and replaced with the attached Schedule B.

     III. Except to the extent amended hereby, the Agreement shall remain unchanged and in full force and effect and is hereby ratified and confirmed in all respects as amended hereby.





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         IN WITNESS WHEREOF,  the undersigned have executed this Amendment No. 5 as of the date and year first written above.

                                         ENDEAVOR INVESTMENT ADVISERS



                                         By: __________________________


                                         FIRST DATA INVESTOR SERVICES
                                         GROUP, INC.



                                         By: __________________________





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                                      SCHEDULE A

                              TCW Money Market Portfolio
                        TCW Managed Asset Allocation Portfolio
                      T. Rowe Price International Stock Portfolio
                                Value Equity Portfolio
                           Dreyfus Small Value Cap Portfolio
                     Dreyfus U.S. Government Securities Portfolio
                         T. Rowe Price Equity Income Portfolio
                         T. Rowe Price Growth Stock Portfolio
                              Opportunity Value Portfolio
                               Enhanced Index Portfolio
                                  Select 50 Portfolio







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                                  SCHEDULE B

                                 FEE SCHEDULE

The Company shall pay Investor Services Group the following fees for servicing the Existing Portfolios (as hereinafter defined):

              o a flat fee of $650,000 per annum, provided that the aggregate net assets of the Existing Portfolios do not exceed $1 billion.

              o if the aggregate net assets of the Existing Portfolios exceed $1 billion, Investor Services Group shall also be entitled to receive a fee of .01% of any net assets in excess of $1 billion in addition to the flat fee of $650,000.

              o if the aggregate net assets of the Existing Portfolios fall below $850 million, the foregoing fees will be subject to renegotiation.

The "Existing Portfolios" shall consist of TCW Money Market Portfolio, TCW Managed Asset Allocation Portfolio, T. Rowe Price International Stock Portfolio, Value Equity Portfolio, Dreyfus Small Cap Value Portfolio, Dreyfus U.S. Government Securities Portfolio, T. Rowe Price Equity Income Portfolio, T. Rowe Price Growth Stock Portfolio, Opportunity Value Portfolio and Enhanced Index Portfolio.

In addition the Company shall pay Investor Services Group the following fees for servicing the Select 50 Portfolio:

     Flat fee         :

              $40,000 per annum which will be added to the flat fee of $650,000 per annum

              First year flat fee will be reduced by $10,000 per annum.

     Asset Based Fee:

     An additional fee of .01% on the Select 50 Portfolio's net assets will be charged.

               o Investor Services Group shall be entitled to collect all out-of-pocket fees described in Schedule C to Amendment No. 4.
               x






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